EXHIBIT 99.1

Jerrold J. Pellizzon Chief Financial Officer (714) 549-0421 x8262	Phil Bourdillon/Gene Heller Silverman Heller Associates (310) 208-2550
CERADYNE, INC. REPORTS FOURTH QUARTER, TWELVE-MONTH
2008 FINANCIAL RESULTS
Costa Mesa, Calif.—February 24, 2009—Ceradyne, Inc. (Nasdaq: CRDN) reported financial results for the fourth quarter and twelve months ended December 31, 2008.
Sales for fourth-quarter 2008 were $138.9 million, compared with $191.4 million in fourth-quarter 2007. Net income for fourth-quarter 2008 decreased by $13.9 million or 39.7% to $21.3 million, or $0.81 per fully diluted share, compared to $35.2 million, or $1.28 per fully diluted share, in the fourth-quarter of 2007. Net income for fourth-quarter 2008 includes a pre-tax charge of $2.3 million from an other-than-temporary reduction in the value of our investments in auction rate securities. This charge had a negative impact on net income of approximately $0.06 per fully diluted share in the fourth-quarter 2008.
Gross profit margin was 37.1% of net sales in fourth-quarter 2008 compared to 39.6% in the same period in 2007. The provision for income taxes was 30.3% in fourth-quarter 2008, compared to 33.7% in the same period in 2007.
Sales for the twelve months ended December 31, 2008 were $680.2 million, compared with $756.8 million for the twelve months ended December 31, 2007. Net income for the twelve months ended December 31, 2008 was $106.8 million, or $4.00 per fully diluted share, on 26.7 million shares, down from $144.3 million, or $5.20 per fully diluted share, on 27.7 million shares, for the twelve-month period in 2007. Net income for the twelve months ended December 31, 2008 includes a pre-tax acquisition related compensation charge of $9.8 million associated with a pre-closing commitment by SemEquip, Inc., which we acquired in August 2008, to pay incentive compensation to certain employees and advisors and a pre-tax charge of $5.9 million from an other-than-temporary reduction in the value of our investments in auction rate securities. These charges had a combined negative impact on net income of approximately $0.38 per fully diluted share in the year ended December 31, 2008.
New bookings for fourth-quarter 2008 were $90.2 million, compared to $258.0 million for the same period last year. For the twelve months ended December 31, 2008, new bookings were $566.8 million, compared to $651.3 million for the twelve months ended December 31, 2007.
Total backlog as of December 31, 2008 was $126.4 million, compared to total backlog at December 31, 2007 of $238.9 million.
Joel P. Moskowitz, Ceradyne president and chief executive officer, commented,
“We are pleased that even as we entered the significant global economic downturn, our Company was able to meet its revised 2008 earnings guidance with full-year 2008 financial results of $4.00 per fully diluted share on sales of $680 million.
“Perhaps as important as our income statement in this economic environment is our strong year-end balance sheet with cash and cash equivalents and short-term investments of $221.4 million. With over $8 per share in cash and cash equivalents and short-term investments, and a book value exceeding $23 per share, we are comfortable in our ability to continue to invest in our future, take advantage of acquisition targets of opportunity and maintain our strong liquidity position in an uncertain global economy.

“Although as of today we have not received the XSAPI production armor order, we have received the draft of the amended production Request for Quotation and believe the order will be released later in Q1 or early Q2 2009, with related XSAPI sets to be delivered in calendar 2009.
“However, Ceradyne is concerned about the delays in armor orders, as well as what we view as uncertainty in our industrial markets, particularly our European markets headed by ESK Ceramics in Kempten, Germany. Therefore, because the situation is unclear, we believe it is adviseable to revise the 2009 guidance we provided in December 2008 of $2.30 per fully diluted share on sales of approximately $600 million to a range of sales of $465 million to $500 million with earnings of $1.60 to $2.00 per fully diluted share.”
Moskowitz further commented: “We have recently committed to the acquisition of an additional 13.7 acres in Tianjin, China, on which we plan to build a production plant of approximately 200,000 square feet for the production of our ceramic crucibles used in the manufacturing of polysilicon photovoltaic solar cells. We anticipate we will spend $22 million on this state-of-the-art factory which will include our proprietary ‘pre-coating’ technology. Although we expect a modest increase in solar demand early in 2009, we believe the combination of lower cost silicon, worldwide demand for clean alternative energy, and U.S. and other country’s subsidies and stimulus investments will result in an improving 2009 picture and robust 2010 demand. Our newest factory will be located near our current Tianjin factory and is expected to be up and running later this year.”
Moskowitz concluded by stating, “Ceradyne management is aware of the uncertainties the current global economy is presenting. In the short run, we intend to bring our costs and headcount into line with actual sales. However, we will continue to invest in the future while preserving our strong cash position and liquidity.”
Ceradyne will host a conference call today at 8:15 a.m. PST (11:15 a.m. EST) to review the financial results for the quarter and the year ended December 31, 2008. Investors or other interested parties may listen to the teleconference live via the Internet at www.ceradyne.com or www.earnings.com. These web sites will also host an archive of the teleconference. A telephonic playback will be available beginning at 11:00 a.m. PST today through 9:00 p.m. PST on February 27, 2009. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 86920958.
Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information can be found at the Company’s web site: www.ceradyne.com.
Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date thereof.
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CERADYNE, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
NET SALES	$138,939	$191,428	$680,197	$756,835
COST OF GOODS SOLD	87,381	115,662	414,885	450,787

Gross profit	51,558	75,766	265,312	306,048
OPERATING EXPENSES
Selling	6,265	7,300	31,231	26,917
General and administrative	8,681	10,584	43,889	40,801
Acquisition related charge	41	—	9,824	—
Research and development	3,803	3,991	14,782	17,552

	18,790	21,875	99,726	85,270

INCOME FROM OPERATIONS	32,768	53,891	165,586	220,778

OTHER INCOME (EXPENSE):
Royalty income	1	69	66	174
Interest income	1,280	2,853	7,553	12,394
Interest expense	(1,025)	(1,051)	(4,155)	(4,204)
Miscellaneous	(2,517)	(2,653)	(4,425)	(2,599)

	(2,261)	(782)	(961)	5,765
INCOME BEFORE PROVISION FOR INCOME TAXES	30,507	53,109	164,625	226,543
PROVISION FOR INCOME TAXES	9,254	17,885	57,875	82,278

NET INCOME	$21,253	$35,224	106,750	144,265

BASIC INCOME PER SHARE	$0.81	$1.29	$4.04	$5.29

DILUTED INCOME PER SHARE	$0.81	$1.28	$4.00	$5.20

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	26,082	27,317	26,446	27,252
DILUTED	26,291	27,614	26,689	27,732

CERADYNE, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31,	December 31,
	2008	2007
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$215,282	$155,103
Restricted cash	2,702	2,660
Short-term investments	6,140	29,582
Accounts receivable, net of allowances for doubtful accounts of approximately $686 and $792 at December 31, 2008 and December 31, 2007, respectively	64,631	85,346
Other receivables	5,316	5,704
Inventories, net	101,017	92,781
Production tooling, net	14,563	16,632
Prepaid expenses and other	24,170	12,391
Deferred tax asset	11,967	12,455

TOTAL CURRENT ASSETS	445,788	412,654

PROPERTY, PLANT AND EQUIPMENT, net	251,928	243,892
LONG TERM INVESTMENTS	24,434	38,089
INTANGIBLE ASSETS, net	84,384	37,578
GOODWILL	45,324	46,848
OTHER ASSETS	3,139	4,225

TOTAL ASSETS	$854,997	$783,286

CURRENT LIABILITIES
Accounts payable	$22,954	$35,990
Accrued expenses	21,999	22,483
Income taxes payable	—	258

TOTAL CURRENT LIABILITIES	44,953	58,731
LONG-TERM DEBT	121,000	121,000
EMPLOYEE BENEFITS	19,088	13,650
OTHER LONG TERM LIABILITY	41,816	4,985
DEFERRED TAX LIABILITY	64	6,291

TOTAL LIABILITIES	226,921	204,657
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Common stock, $0.01 par value, 100,000,000 authorized, 25,830,374 and 27,318,530 shares issued and outstanding at December 31, 2008 and December 31, 2007, respectively	259	272
Additional paid in capital	146,063	185,702
Retained earnings	468,051	361,301
Accumulated other comprehensive income	13,703	31,354

TOTAL SHAREHOLDERS’ EQUITY	628,076	578,629

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$854,997	$783,286

CERADYNE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Years ended December 31
	2008	2007	2006
	(Unaudited)
Cash flows from operating activities:
Net income	$106,750	$144,265	$128,404
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,668	26,751	18,054
Deferred income taxes	(1,685)	(2,288)	(4,938)
Stock compensation	3,109	2,451	3,901
Net unrealized loss on auction rate securities	5,870	—	—
Loss on equipment disposal	257	908	152
Changes in operating assets and liabilities, net of assets acquired:
Accounts receivable, net	20,830	(1,584)	(17,392)
Other receivables	333	(2,149)	(607)
Inventories, net	(6,623)	(6,270)	(2,987)
Production tooling, net	2,018	4,473	(5,670)
Prepaid expenses and other	(10,825)	337	(4,388)
Other assets	(265)	(974)	27
Accounts payable	(13,256)	(3,797)	10,749
Accrued expenses	(3,029)	(827)	2,209
Income tax payable	(232)	(12,754)	3,762
Other liabilities	114	1,125	7,265
Other long term liability	9,667	4,985	686
Employee benefits	6,269	(1,066)	—

Net cash provided by operating activities	155,970	153,586	139,227

Cash flows from investing activities:
Purchases of property, plant and equipment	(44,047)	(42,245)	(36,008)
Changes in restricted cash	(42)	(2,660)	—
Purchases of marketable securities	—	(700,443)	(673,214)
Proceeds from sales and maturities of marketable securities	21,738	823,499	490,488
Acquisition of businesses, net of cash acquired	(27,208)	(99,098)	(6,679)
Proceeds from sale of equipment	84	9	—

Net cash (used in) investing activities	(49,475)	(20,938)	(225,413)

Cash flows from financing activities:
Proceeds from issuance of common stock for stock plans	—	401	571
Proceeds from issuance of stock due to exercise of stock options	366	1,297	2,312
Tax benefit due to exercise of stock options	769	3,531	2,884
Shares repurchased	(44,705)	—	—

Net cash (used in) provided by financing activities	(43,570)	5,229	5,767

Effect of exchange rates on cash and cash equivalents	(2,746)	3,679	2,424

Increase (decrease) in cash and cash equivalents	60,179	141,556	(77,995)
Cash and cash equivalents, beginning of period	155,103	13,547	91,542

Cash and cash equivalents, end of period	$215,282	$155,103	$13,547

Supplemental disclosures of cash flow information:
Interest paid	$3,484	$3,520	$3,452

Income taxes paid	$63,545	$90,775	$65,333

Supplemental schedule of non-cash financing activities:
Fulfillment of 401(k) obligations through the issuance of stock	$1,291	$1,085	$828